Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Unica Corporation’s Annual Report on Form 10-K for the year ended September 30, 2008.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 6, 2009